Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

NEWSTAR EQUIPMENT FINANCE I, LLC,

NEWSTAR COMMERCIAL LEASE FUNDING I, LLC,

NEWSTAR COMMERCIAL LEASE FUNDING 2015-1 LLC,

AND, FOR LIMITED PURPOSES HEREIN, NEWSTAR FINANCIAL, INC.,

and

RADIUS BANK

Dated as of December 1, 2016

-i-

-ii-

Exhibits

Bill of Sale and Assignment and Assumption Agreement	Exhibit A

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of December 1, 2016, is by and among NewStar Equipment Finance I, LLC, a Delaware limited liability company (“Equipment Finance I”), NewStar Commercial Lease Funding I, LLC, a Delaware limited liability company (“Lease Funding I”), NewStar Commercial Lease Funding 2015-1 LLC, a Delaware limited liability company (“Lease Funding 2015-1” and together with Equipment Finance I and Lease Funding I, each a “Seller” and collectively the “Sellers”), Radius Bank, a federal savings association organized under the laws of the United States (“Buyer”), and for purposes of Section 3.24, Section 3.25, Section 3.26, Section 3.27, Section 5.9, Section 5.11 and Article VI, NewStar Financial, Inc., a Delaware corporation (“Seller Parent”).

STATEMENT OF PURPOSE

A. Sellers are engaged in the business of equipment financing throughout the United States (the “Business”).

B. Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, the Transferred Assets (as defined below), on the terms and conditions set forth in this Agreement.

C. Seller Parent is the ultimate parent entity of the Sellers and has agreed to join this Agreement to serve as an additional responsible party with respect to certain of Sellers’ obligations hereunder.

D. Concurrently with the execution of this Agreement, each of Steve O’Leary, Mark Francesconi, and Neil Whitman (together, the “Key Employees”) has entered into a severance, change in control and restrictive covenant agreement with Buyer, effective at Closing.

In consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the meanings specified below or are defined in the Sections referred to below.

“Action” means any claim, action, suit, arbitration, or proceeding by or before any Governmental Entity.

“Ad Valorem Taxes” is defined in Section 5.7(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Agreement” is defined in the opening paragraph.

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement and all other instruments and documents necessary for Sellers to transfer its Transferred Assets and for Buyer to assume the Assumed Liabilities, or otherwise executed and delivered pursuant to the terms of this Agreement.

“Assumed Liabilities” is defined in Section 2.3.

“Base Purchase Price” is defined in Section 2.5.

“Bill of Sale and Assignment and Assumption Agreement” means a Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, pursuant to which Sellers shall transfer to Buyer all of its rights, title and interest in and to the Transferred Assets owned and held by Sellers and Buyer shall assume the Assumed Liabilities of Sellers.

“Books and Records” is defined in Section 2.1(d).

“Business” has the meaning set forth in the Statement of Purpose.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Boston, Massachusetts.

“Business Employees” means, as of any date, all individuals employed by the Sellers or Seller Parent on such date (including those on approved leaves of absence) other than those employees of the Sellers or Seller Parent not exclusively providing services to the Business.

“Business Intellectual Property” means each of the material registered Intellectual Property Rights owned by the Sellers and used exclusively in the conduct of the Business.

“Buyer” is defined in the opening paragraph.

“Buyer 401(k) Plan” is defined in Section 5.2(d).

“Buyer Benefit Plans” is defined in Section 5.2(b).

“Buyer Indemnified Parties” is defined in Section 6.2.

“Buyer Material Adverse Effect” means a change, occurrence, event or effect that is materially adverse to the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the Transactions.

“Cap” is defined in Section 6.5(b)(iii).

“Claims Deadline” is defined in Section 6.1.

“Closing” is defined in Section 2.6(a).

“Closing Date” is defined in Section 2.6(a).

“Closing Time” means 12:01 a.m. in Boston, Massachusetts on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competitive Business” means the business of entering into equipment loan and lease arrangements as currently conducted by the Sellers as of the Closing Date, expressly excluding any other business conducted by the Seller Parent or any of its Affiliates.

“Confidential Information” is defined in the Confidentiality Agreement.

“Confidentiality Agreement” is defined in Section 5.3.

“Contract” means any legally binding agreement, contract, lease, sublease, license, indenture, mortgage, collective bargaining agreement, purchase and sales order, undertaking, evidence of indebtedness, binding commitment or instrument to which Sellers are a party and related exclusively to the conduct of the Business (other than the Licenses).

“control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Copyright Act” means the Copyright Act of 1976, as amended, and the published rules and regulations and decisions of the Copyright Office thereunder, as in effect from time to time.

“Copyright Office” means the United States Copyright Office.

“Disclosure Schedules” is defined in Article III.

“Employee Plans” means all employee benefit plans of Sellers or Seller Parent or any of its ERISA Affiliates, including all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of Sellers or any of its ERISA Affiliates (other than routine administrative procedures), in each case in connection with the Business in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Business Employees or their dependents participate.

“Encumbrance” means any charge, claim, mortgage, deed of trust, lien, hypothecation, option, pledge, security interest, right of first refusal or other restriction of any kind.

“Environmental and Safety Requirements” is defined in Section 3.21(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

“ERISA Affiliate” means, with respect to Sellers: (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Sellers; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Sellers; (iii) any entity, which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Sellers, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above; and (iv) any entity which at any time on or before the Closing Date is or was required to be aggregated with Sellers under Section 414(o) of the Code.

“Escrow Agent” is defined in Section 5.11.

“Escrow Agreement” is defined in Section 5.11.

“Escrow Amount” is defined in Section 5.11.

“Escrow Notice” is defined in Section 5.11

“Estimated Purchase Price” is defined in Section 2.5(b).

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Financial Statements” is defined in Section 3.5.

“Final Closing Statement” is defined in Section 2.7(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a)(i) and (a)(ii) (Organization and Qualification), Section 3.2 (Authority), the first sentence of Section 3.4 (Title), Section 3.12 (Taxes), Section 3.17 (No Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), and Section 4.5 (No Brokers).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authorizations” means all permits, Licenses, certificates, waivers, concessions, exemptions, orders and other authorizations and approvals that are held by Sellers in the operation of the Business and issued or obtained from a Governmental Entity.

“Governmental Entity” means any United States federal, state or local governmental, regulatory or administrative authority, agency, division, instrumentality or commission or any judicial or arbitral body.

“Hired Employee” means any Business Employee who becomes an employee of Buyer or an Affiliate of Buyer on or after the Closing, including the Key Employees.

“Indemnified Party” is defined in Section 6.4(a).

“Indemnifying Party” is defined in Section 6.4(a).

“Independent Accountants” is defined in Section 2.7(a).

“Intellectual Property Rights” means all rights in and to the following: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, logos, Internet domain names, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, (v) mask works and registrations and applications for registration thereof, and (vi) trade secrets, patentable inventions reduced to practice and know-how.

“Knowledge”, with respect to Sellers, means the actual knowledge of each of Steve O’Leary, Neil Whitman and Mark Francesconi.

“Law” means any applicable common law, statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Entity.

“Leased Office Property” is defined in Section 3.11(b).

“Lender” is defined in Section 2.6(b)(vi).

“License” means any license, permit or other authorization issued by any Governmental Entity, used primarily in the operation of the Business, together with any amendments, supplements and other modifications thereto.

“Liquidity” means, as of any date of determination, the sum of (a) Seller Parent’s cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens), (b) amounts available for advance to the Seller Parent in accordance with indebtedness available to Seller Parent, (c) cash available for distribution to Seller Parent from any consolidated subsidiary thereof and (d) amounts available for advance to any consolidated direct or indirect subsidiary of Seller Parent in accordance with indebtedness available to any such consolidated subsidiary which would be available upon receipt by such consolidated subsidiary for distribution to Seller Parent.

“Liquidity Notice” is defined in Section 5.11.

“Loans and Leases” is defined in Section 2.1(h).

“Loan and Lease Documents” means all documents and records with respect to a Loan or Leases, including documents, applications, notes, credit agreements, security agreements, equipment lease agreements, loan agreements, including building agreements, guarantees, residual position insurance policies, sureties and insurance policies, flood hazard certifications, and all modifications, waivers and consents relating to any of the foregoing.

“Losses” is defined in Section 6.2.

“Material Adverse Effect” means a change, occurrence, event or effect that is materially adverse to the assets, properties, operations, business, financial condition or results of operations of the Business, taken as a whole; provided, that none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Material Adverse Effect has occurred: (a) any actual or proposed change in Law, regulations, accounting rules or standards or interpretations thereof applicable to the Business; (b) any change in international, national, regional, local or industry-wide political, economic or business conditions (including financial and capital market conditions); (c) changes within the industries in which the Business operates (including (i) any federal or state governmental actions or (ii) litigation matters) and competition in those industries; (d) changes in technology; (e) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, and natural disasters or other force majeure events occurring after the date of this Agreement; (f) conditions generally affecting or related to attributes of Buyer or its Affiliates or otherwise attributable to actions taken by Buyer or its Affiliates, including any violation of the terms of this Agreement by Buyer; (g) any adverse effect as a result of the execution of this Agreement or the announcement of the sale process by which Sellers are offering the Transferred Assets for sale or the Transactions, or the taking of any action contemplated or required by this Agreement; (h) any adverse change in or effect on the Business, the Transferred Assets or Sellers that is cured before the earlier of (x) the Closing Date and (y) the failure to meet any internal projections or estimates, including any provided to Buyer.

“Material Contracts” is defined in Section 3.14(a).

“Net Investment in Receivables” means, with respect to the Loans and Leases, as of the Closing Date, (a) the aggregate value of all receivables related to such Loans and Leases (including all earned but unpaid interest), plus (b) the aggregate value of all residual positions related to such Loans and Leases, minus (c) the aggregate unearned income related to such Loans and Leases.

“Office Leases” means leases, subleases, licenses and other Contracts (including any assignments, amendments or supplements thereto, or recorded notices or memoranda thereof) for the Leased Office Property.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Sellers, or the validity or amount of which is being contested in good faith by appropriate proceedings, or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) zoning, entitlement, conservation restrictions and other land use and environmental regulations by any Governmental Entity applicable to the real property; (d) in the case of any Leased Office Property: (i) landlords’ liens, (ii) the rights of any lessor, (iii) any Encumbrances granted by any lessor of such Leased Office Property or any such lessor’s predecessors in title, and (iv) any other terms or provisions in the Leases; and (e) any Encumbrance relating to or created in connection with or pursuant to an Assumed Liability.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Portfolio Property” means all property with respect to which a Seller is the lessor, seller or secured party, as the case may be, pursuant to the terms of any Loan and Lease Documents.

“Potential Contributor” is defined in Section 6.6.

“Preliminary Closing Statement” is defined in Section 2.5(b).

“Purchase Price” is defined in Section 2.5(a).

“Required Consent” means any authorization, approval or consent of any Governmental Entity or other Person under any License, Contract, Lease or other instrument that by Law or by its terms requires such third party action as a condition for Sellers to assign or transfer control of such License, Contract, Lease or other instrument in connection with the Transactions or otherwise to consummate the Transactions.

“Sellers” is defined in the opening paragraph.

“Seller 401(k) Plan” is defined in Section 5.2(d).

“Seller Indemnified Parties” is defined in Section 6.3.

“Tangible Personal Property” is defined in Section 2.1(j).

“Tax Return” means any return, declaration, report, claim for refund, information return or other statement or document relating to Taxes (including any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any taxing authority.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, together with any interest, penalty, or addition thereto.

“Third Party” is defined in Section 6.4(a).

“Third Party Claim” is defined in Section 6.4(a).

“Transfer Taxes” is defined in Section 5.7(a).

“Transferred Assets” is defined in Section 2.1.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 1.1 Other Terms. Other terms may be defined elsewhere in this Agreement, and unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE SALE AND PURCHASE OF THE TRANSFERRED ASSETS

Section 2.1 Sale and Purchase of Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Sellers’ right, title and interest as of the Closing Time in and to all assets, properties and rights owned or leased by Sellers on the Closing Date, whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and relating primarily to the Business conducted or owned by Sellers, including the assets, properties and rights identified below to the extent relating primarily to the Business conducted or owned by Sellers, but excluding the Excluded Assets of Sellers (collectively, the “Transferred Assets”):

(a) all Contracts (including the Office Leases of Sellers), other than those Contracts that constitute Excluded Assets;

(b) all prepaid expenses and deposits made or paid by Sellers to the extent transferable;

(c) all lease receivables, notes receivable and other receivables due to Sellers, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(d) all books of account, general, financial and accounting records, files, invoices, customers and suppliers lists, other distribution lists, marketing materials, compilations of industry data, billing records, engineering records, drawings, blueprints, schematics, copyright, regulatory records, manuals, customer and supplier correspondence, and personnel records owned by Sellers relating to employees that are Hired Employees as of the Closing Date, but excluding personnel records relating to the Business Employees that are not Hired Employees as of the Closing Date (the “Books and Records”);

(e) all guarantees, warranties, indemnities and similar rights in favor of Sellers to the extent transferable;

(f) all telephone numbers and IP addresses assigned to Sellers, other than those that constitute Excluded Assets;

(g) all advance payments to, or funds of third parties on deposit with, Sellers;

(h) the loans, leases in process, and lease lines/equipment financing leases, all as set forth in Schedule 2.1(h) (the “Loans and Leases”), and all rights (including all amounts due and payable) with respect thereto;

(i) cash and cash equivalents, to the extent constituting collateral or supporting a guaranty of a lease included in the Loans and Leases, in each case as set forth in Schedule 2.1(i) (the “Collateral Cash”);

(j) all Intellectual Property Rights of Sellers in or with respect to the Lease Plus software system used in connection with the Business;

(k) Lease Funding 2015-1’s beneficial ownership in that certain “Trust Estate” created under, and defined in, that certain Amended and Restated Trust Agreement (S/N 1146) dated as of September 1, 2015, as amended by the Amendment No. 1 to Amended and Restated Trust Agreement (S/N 1146) dated as of September 1, 2015, between Lease Funding 2015-1 and Wells Fargo Bank Northwest, National Association, not in its individual capacity, but solely as owner trustee, the transfer of which beneficial ownership shall further be effected under that certain Assignment and Assumption Agreement (N315RX), dated the date hereof, between Lease Funding 2015-1 and Buyer; and

(l) any vehicles or equipment owned by any Seller that is subject to any Loan or Lease (or available for lease), in each case together with any transferable manufacturer or vendor warranties related thereto (the “Tangible Personal Property”).

Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, Sellers shall retain, and the Transferred Assets shall not include any assets or properties of any kind or nature, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, that do not relate exclusively to the Business, including the assets, properties and rights identified below (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents, checks, bank deposits and short-term investments of any Seller, other than the Collateral Cash;

(b) all bank accounts, bank records and statements of Sellers;

(c) all stocks, certificates of deposit and similar investments, bonds, guaranties in lieu of bonds, letters of credit and similar instruments obtained or held by Sellers, and all rights relating thereto;

(d) Sellers’ books and records of internal corporate proceedings, personnel records relating to the Business Employees other than Hired Employees, and books and records that Sellers are required by Law to retain;

(e) all Tax Returns, Tax reports, Tax records and Tax work papers of Sellers;

(f) all accounting books and records and internal reports relating to the business activities of Sellers to the extent unrelated to the Business or the Transferred Assets, including all books and records relating to any Excluded Asset or Excluded Liability;

(g) all Tax assets (including any interest in or right to any Tax refund or Tax prepayments) relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Time of Sellers;

(h) all insurance policies and rights, claims or causes of action thereunder and all insurance proceeds that Sellers are entitled to receive;

(i) all rights of Sellers under this Agreement and the Ancillary Agreements;

(j) all Contracts related to Sellers’ indebtedness for borrowed money;

(k) all routine local and state Governmental Authorizations held by Sellers in connection with general business or employment activities or Tax matters;

(l) all Employee Plans and any assets relating thereto;

(m) all prepaid expenses and deposits made or paid by Sellers to the extent not included in the Transferred Assets pursuant to Section 2.1(b);

(n) any Contracts and other assets or properties used exclusively in the operation of the Sellers’ businesses other than the Business;

(o) all loans and equipment finance leases other than the Loans and Leases, all related loan and equipment financing lease files that are not Loan and Lease Documents, and all equipment subject to an equipment financing lease that is not included in the Loans and Leases;

(p) all Intellectual Property Rights not specifically included in the Transferred Assets (including but not limited to all right, title and interest in and to the name “NewStar Equipment Finance” or any derivative thereof); and

(q) those assets listed on Schedule 2.2(q).

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy the following liabilities and obligations of the Sellers relating to the Business (the “Assumed Liabilities”):

(a) all liabilities and obligations of Sellers under any Contract (including the Loan and Lease Documents) included among the Transferred Assets that arises or is required to be performed after the Closing Date;

(b) any Taxes to be paid by Buyer pursuant to this Agreement;

(c) all liabilities and obligations assumed by Buyer pursuant to Section 5.3 or relating to the hiring, employment or termination of any Hired Employee by Buyer or any Affiliate of Buyer and that accrue after the Closing Date;

(d) obligations under the Loans and Leases, including the collateral for the Loans and Leases, the Loan and Lease Documents and the servicing of the Loans and Leases; and

(e) those liabilities and obligations listed on Schedule 2.3(e).

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Buyer is not assuming, and Sellers shall retain all liabilities and obligations not expressly assumed pursuant to Section 2.3, including the following liabilities and obligations (the “Excluded Liabilities”):

(a) all Taxes arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;

(b) any indebtedness of Sellers for borrowed money or guarantees thereof outstanding as of the Closing Time; and

(c) all liabilities and obligations specifically retained by Sellers pursuant to Section 5.3, including in respect of or relating to any Employee Plan; and

(d) any liability or obligation relating primarily to an Excluded Asset (for clarity, not including deferred revenue liability).

Section 2.5 Purchase Price.

(a) The aggregate purchase price for the Transferred Assets shall be the Base Purchase Price, plus the assumption of the Assumed Liabilities (collectively, the “Purchase Price”). For purposes of this Agreement, “Base Purchase Price” shall mean an amount in cash equal to the product resulting when the Net Investment in Receivables is multiplied by 1.05.

(b) Sellers delivered to Buyer their good faith estimate of the Base Purchase Price (the “Estimated Purchase Price”), together with supporting schedules with respect to Sellers’ calculation thereof, and payment instructions with respect thereto (the “Preliminary Closing Statement”). The parties have proceeded to Closing, subject to the terms and conditions set forth herein, utilizing the information contained in the Preliminary Closing Statement and the calculation of the Purchase Price set forth therein as revised to reflect any agreements of the parties with respect thereto. A sample Preliminary Closing Statement, reflecting adjustments made to the Purchase Price that would be required if the Closing Date had been October 31, 2016, is attached hereto as Schedule 2.5.

(c) At the Closing, Buyer shall pay to Sellers the Estimated Purchase Price (as adjusted if the Preliminary Closing Statement is adjusted in accordance with Section 2.5(b)), and less any portion that may be directed to pay the Sellers’ transaction expenses, which portion shall be paid, at Sellers’ direction, to the applicable service providers, by wire transfer of immediately available funds to the bank account designated by Sellers in the Preliminary Closing Statement.

Section 2.6 Closing.

(a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, MA 02199, at 10:00 a.m. Eastern time, or by facsimile, electronic and overnight deliveries (the “Closing”), on the date hereof (the “Closing Date”). Subject to the consummation of the Closing on the Closing Date, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement will be deemed effective as of the Closing Time.

(b) At the Closing, Sellers shall cause to be delivered to Buyer or Buyer’s representatives the following documents:

(i) duly executed copies of each of the Ancillary Agreements;

(ii) a receipt for the payment of the Estimated Closing Price, duly executed by each Seller;

(iii) with respect to each of the Loans and Leases, the original Loan or Lease (or an original lost note affidavit in a form reasonably acceptable to Buyer) duly endorsed to the order of the Buyer;

(iv) an affidavit stating, under penalties of perjury, Sellers’ taxpayer identification number and that none of the Sellers are considered a foreign person in accordance with Section 1445(b)(2) of the Code; and

(v) copies of all Required Consents obtained prior to Closing.

(c) At the Closing, Buyer shall deliver or cause to be delivered to Sellers or Sellers’ representatives the following documents, in form and substance reasonably acceptable to Sellers:

(i) duly executed copies of each of the Ancillary Agreements.

Section 2.7 Post-Closing Purchase Price Adjustments.

(a) Within sixty (60) days after the Closing Date, Buyer shall deliver to Sellers the data, work papers and supporting schedules showing in reasonable detail Buyer’s good faith calculation of the Base Purchase Price, computed in a manner consistent with the example set forth in Schedule 2.5, and the final Purchase Price based thereon (the “Final Closing Statement”). If Sellers dispute any matter or item set forth in the Final Closing Statement, Sellers may, within forty-five (45) days after receipt of the Final Closing Statement, provide to Buyer a written statement (the “Dispute Notice”) of such disputes. If Sellers do not deliver to Buyer any Dispute Notice concerning the Final Closing Statement, then Sellers shall be deemed to have accepted the Final Closing Statement and the amounts set forth in the Final Closing Statement shall be final and binding on all parties to this Agreement. If Sellers timely deliver a Dispute Notice, Buyer and Sellers shall use good faith efforts to jointly resolve such disputes within thirty (30) days after Buyer’s receipt of the Dispute Notice, which resolution, if achieved, shall be final and binding upon all parties to this Agreement. If Buyer and Sellers cannot resolve such disputes to their mutual satisfaction within such 30-day period, Buyer and Sellers shall, within the following ten (10) days, jointly engage Ernst & Young LLP (the “Independent Accountants”) to review the Final Closing Statement together with Sellers’ statement of disputes and any other relevant documents. The Independent Accountants shall calculate the adjustments to the Base Purchase Price using the items included in the Final Closing Statement that are not disputed by Buyer and Sellers and shall make its own determination of any item that is disputed by Buyer and Sellers, but otherwise in accordance with the provisions of this Agreement; provided, however, in no event shall any such determination by the Independent Accountants for any disputed item be outside the range therefor set forth in the Final Closing Statement and the written statement of disputes. The determination of the Independent Accountants shall be accompanied by a certificate that its determination was prepared in accordance with this Agreement with respect to such dispute. The Independent Accountants shall report its conclusions as to such disputes and its determination of the adjustments to the Base Purchase Price and the final Purchase Price based thereon pursuant to this Section 2.7 no later than thirty (30) days after it is engaged by Buyer and Sellers, which determination shall be final and binding on all parties to this Agreement and not subject to further dispute or judicial review. If the Buyer does not deliver to the Sellers a Final Closing Statement within sixty (60) days after the Closing Date, then, within ninety (90) days after the Closing Date the Sellers may, but shall not be obligated to, deliver to the Buyer a Final Closing Statement, which shall be subject to the same review and adjustment process that a Buyer-produced Final Closing Statement would have been subject to if Buyer had delivered a Final Closing Statement, as set forth in this Section 2.7.

(b) The fees and expenses (including any related indemnity obligation to such independent public accounting firm) of the Independent Accountants (the “Aggregate Accounting Fees”) shall be allocated between Buyer, on the one hand, and Sellers, on the other hand, as follows: a portion of the Aggregate Accounting Fees equal to the product of the Aggregate Accounting Fees times a fraction, the numerator of which is the aggregate dollar amount of the disputed items resolved by the Independent Accountants in favor of Sellers and the denominator of which is the aggregate dollar amount of all disputed items submitted to the Independent Accountants for resolution, shall be allocated to Buyer, and the remainder shall be allocated to Sellers (in each case as finally determined by the Independent Accountants).

(c) Within five Business Days after the final determination of the Purchase Price: (i) if the Purchase Price (as finally determined in accordance with Section 2.8) exceeds the Estimated Purchase Price, Buyer will pay to Sellers (or such other Person as designated by Sellers), by wire transfer of immediately available funds to the bank account designated in writing by Sellers, the amount of such excess; or (ii) if the Purchase Price (as finally determined in accordance with Section 2.8) is less than the Estimated Purchase Price, Sellers shall pay to Buyer, by wire transfer of immediately available funds to the bank account designated in writing by Buyer, the amount of such deficit.

(d) Sellers will provide to Buyer reasonable access during regular business hours on reasonable advance notice to the Books and Records and to any other information, to the extent necessary for Buyer to review the Preliminary Closing Statement, to prepare the Final Closing Statement, to respond to Sellers’ objections to the Final Closing Statement (if any), and to prepare materials for presentation to the Independent Accountants in connection with Section 2.7(a). Buyer will provide to Sellers reasonable access to the Books and Records and to any other information used by Buyer in preparing the Final Closing Statement, including to any Hired Employees or other employees of Buyer, during regular business hours and on reasonable advance notice, to the extent necessary for Seller to review the Final Closing Statement, to prepare the Final Closing Statement if Buyer has not delivered it within the timeframe specified in Section 2.7(a), and to prepare materials for presentation to the Independent Accountants in connection with Section 2.7(a). Each party will cooperate with the Independent Accountants as may be reasonably necessary and will promptly provide to such independent public accounting firm such information as may be reasonably requested by the Independent Accountants.

Section 2.8 Allocation of Purchase Price. The Purchase Price (and other relevant items for Tax purposes, including the Assumed Liabilities) will be allocated among the Transferred Assets as provided in Schedule 2.8. Buyer and Sellers agree (a) that any such allocation is consistent with the requirements of Section 1060 of the Code, (b) to complete and file (and cause each of their Affiliates to complete and file), all Tax Returns, reports and forms (including, IRS Form 8594), and any amendments thereto, as and when required by applicable Law in a manner consistent with such allocation, and (c) to take no position inconsistent with the allocations set forth in Schedule 2.8 and otherwise required by this Section 2.8 in any audit or examination by any taxing authority.

Section 2.9 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.9, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Transferred Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration or incur any unreasonable expense therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Transferred Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer.

(b) To the extent that any Transferred Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.9, Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Transferred Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Sellers pay, perform and discharge fully the liabilities and obligations of Sellers thereunder from and after the Closing Date. To the extent permitted under applicable Law, Sellers shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Transferred Asset and all income, proceeds and other monies received by Sellers to the extent related to such Transferred Asset in connection with the arrangements under this Section 2.9. Sellers shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Transferred Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), Sellers hereby represent and warrant to Buyer as follows in Sections 3.1 to 3.23:

Section 3.1 Organization and Qualification. Each Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its respective assets and to carry on the Business as currently conducted, and (iii) is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership or operation of its assets or its respective conduct of the Business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Seller is currently in default under or in violation of any provision of the organizational documents of such Seller, and each Seller has at all times been operated in compliance with all provisions of its organizational documents, except where any failure to be in compliance would not would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority. Each Seller has full corporate power to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Sellers of this Agreement and each Ancillary Agreement to which each will be a party and the consummation by Sellers of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Seller will be a party will have been, duly executed and delivered by Sellers. This Agreement constitutes, and upon the execution each of the Ancillary Agreements to which each Seller will be a party will constitute, the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except for the Required Consents set forth on Schedule 3.3, the execution, delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements to which each Seller will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the organizational documents of Sellers;

(ii) conflict with or violate in any material respect any Law applicable to Sellers, the Business, or any of the Transferred Assets or by which Sellers, the Business, or any of the Transferred Assets may be bound or affected; or

(iii) conflict with, or violate in any material respect, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, accelerate performance required by the terms of or result in the termination, suspension, or modification of, result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances), require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material Contract (including any Material Contract included in the Purchased Assets), or material Governmental Authorization, except in the case of this clause (iii) as would not be reasonably expected to result in a Material Adverse Effect.

(b) Sellers are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Seller and each of the Ancillary Agreements to which Seller will be a party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, License or qualification of the Business, except (i) for the Required Consents set forth on Schedule 3.3, (ii) where such consent, approval, authorization or action, or such filing or notification, arises in connection with the assignment or transfer of control of any immaterial Governmental Authorization, any Excluded License, or any Contract that is not a Material Contract, (iii) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates or (iv) where the failure to obtain such notice, authorization, approval, order, permit or consent would not be reasonably expected to result in a Material Adverse Effect.

Section 3.4 Transferred Assets. Each Seller has good title to all of the Transferred Assets, free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth on Schedule 3.4(a) the Transferred Assets (i) include all assets used by Sellers to conduct the Business as it is currently conducted, other than the assets and properties included in the Excluded Assets, and (ii) are sufficient to permit Buyer to conduct the Business immediately following the Closing in substantially the same manner as currently being conducted by Sellers (subject to any modifications to the conduct of such Business made in accordance with this Agreement and taking into account the Excluded Assets). All material items of Tangible Personal Property included in the Transferred Assets are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific item of Tangible Personal Property), in sufficient operating condition and repair.

Section 3.5 Financial Statements.

(a) Attached to Schedule 3.5 are true and complete copies of the following (collectively, the “Financial Statements”): (i) the unaudited internal operating statement of the Business for the years ended December 31, 2014 and December 31, 2015 and (ii) the unaudited balance sheet and unaudited statement of income of the Business as of and for the nine-month period ended September 30, 2016 (the “Interim Financial Statements”).

(b) The Financial Statements (i) have been prepared based on the Books and Records, (ii) have been prepared on a consistent basis throughout the periods indicated, and (iii) fairly present, in all material respects, the contribution margin of the Business as at the date thereof and for the respective periods indicated therein.

Section 3.6 Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a) Since the date of the Interim Financial Statements: (i) Sellers have conducted the Business, in all material respects, in the ordinary course of business consistent with past practice except that prior to the Closing the Sellers repaid amounts owing under their warehouse lines of credit in anticipation of the Transactions, and (ii) there has not occurred any Material Adverse Effect.

(b) Sellers do not have any liabilities with respect to the Business which would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities: (i) that are reflected or reserved for in the Financial Statements, (ii) that are set forth on Schedule 3.6(b) as of the date hereof, or (iii) that were incurred in the ordinary course of business after September 30, 2016.

Section 3.7 Compliance with Laws and Governmental Authorizations.

(a) Since December 31, 2013, Sellers have not received any written notice of any noncompliance from any Governmental Entity, and to Sellers’ Knowledge each Seller is in compliance, in each case, in all material respects with all applicable Laws in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets.

(b) All material Governmental Authorizations necessary for Sellers to operate the Business are in full force and effect and constitute the valid, legal, binding and enforceable obligation of Sellers. Each Seller is in compliance with the material Governmental Authorizations that it holds and no suspension or cancellation of any of such Governmental Authorizations is pending or, to Sellers’ Knowledge, threatened, except as would not be reasonably expected to result in a Material Adverse Effect.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, as of the date hereof, (a) there is no Action by or against Sellers in connection with the Business pending, or to Sellers’ Knowledge, threatened in writing, except as would not reasonably be expected to have a Material Adverse Effect; and (b) there is no outstanding injunction, judgment, order, decree or ruling of any Governmental Entity specifically naming Sellers that require Sellers to take any action of any kind with respect to the Transferred Assets or the operation of the Business, or to which Sellers, the Business, or the Transferred Assets are subject or by which they are bound or affected.

Section 3.9 Employee Plans.

(a) Schedule 3.9(a) sets forth all material Employee Plans.

(b) There is no pending or, to Sellers’ Knowledge, threatened Action relating to any current or former Business Employee under an Employee Plan (other than ordinary course claims for benefits) that could reasonably be expected to be a material liability of Buyer after the Closing Time.

(c) Except as described on Schedule 3.9(c), the Sellers do not maintain any severance plan or policy with respect to the Business Employees.

(d) No liability has been incurred by Sellers or any of their ERISA Affiliates, and, to Sellers’ Knowledge, no event has occurred and no condition exists, which could reasonably be expected to subject Buyer to material liability after the Closing Time under Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the Code.

(e) The representations and warranties contained in this Section 3.9 are the only representations and warranties being made with respect to compliance with or liability under Laws applicable to any of the Employee Plans, including ERISA and the Code.

Section 3.10 Labor and Employment Matters.

(a) As of the date hereof: (i) Sellers are not signatory or party to, or otherwise bound by, any collective bargaining or other labor union agreement that covers any of the Business Employees; (ii) Sellers have not agreed to any union or other collective bargaining unit with respect to any of the Business Employees; and (iii) no union or other collective bargaining unit has been certified as representing the Business Employees.

(b) Except as set forth on Schedule 3.10(b), as of the date hereof: (i) there are no pending or, to Sellers’ Knowledge, threatened in writing, Actions relating to any alleged material violation of any Law pertaining to labor relations or employment matters relating to any of the Business Employees; and (ii) there is no labor dispute or strike pending, or to Sellers’ Knowledge, threatened in writing, against Sellers.

(c) Except as set forth on Schedule 3.10(c), there are no Contracts between any Seller and any Business Employee, including employment agreements, loans or promissory notes, change in control agreements, stay agreements and separation pay agreements, nor are there any long term incentive arrangements, stock options or stock purchase plans of any kind in favor of any Business Employees.

Section 3.11 Real Property.

(a) The Sellers do not own any parcel of real property relating to the Business.

(b) Schedule 3.11(b) lists each parcel of real property leased by any Seller that constitutes a Transferred Asset (the “Leased Office Property”).

(c) Except as set forth on Schedule 3.11(c): (i) Each Seller has, or will have as of the Closing Time, a valid leasehold estate in all material Leased Office Property, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) to Sellers’ Knowledge, all Leases in respect of the material Leased Office Property are in full force and effect; (iii) Sellers have not received any written notice of a material breach or default thereunder, and to Sellers’ Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder; (iv) to Sellers’ Knowledge, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Office Property or any portion thereof; and (v) there has not been any sublease or assignment entered into by any Seller in respect of any Lease relating to the Leased Office Property.

Section 3.12 Taxes. Except as set forth on Schedule 3.12, each Seller has, in a timely manner, filed all material Tax Returns and other material reports required of it under all federal, state, local and foreign Tax laws in connection with its operation of the Business. All such Tax Returns and reports are correct and complete in all material respects. Except for Taxes being contested in good faith by Sellers, Sellers have paid in full all Taxes or other amounts shown due thereon, including all Taxes that Sellers are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. To Sellers’ Knowledge: (a) there is no lien for Taxes on any of the Transferred Assets as of the date hereof other than Permitted Encumbrances; and (b) except as set forth on Schedule 3.12, there is no material dispute or claim concerning any liability for Taxes paid, collected or remitted by Sellers with respect to the Business. Sellers have not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return of Sellers, in all cases to the extent arising out of the Transferred Assets. No Seller has given, nor has there been given on any Seller’s behalf, a waiver or extension of any statute of limitations relating to the payment of Taxes, in all cases to the extent arising out of the Transferred Assets. The representations and warranties contained in this Section 3.12 are the only representations and warranties being made with respect to compliance with or liability under federal, state, local and foreign Tax laws in connection with the operation of the Business by Sellers.

Section 3.13 Loans and Leases.

(a) With respect to the Loans and Leases: (i) each of the Loans and Leases represents the valid and legally binding obligation of the lessee(s), obligor(s), guarantor(s) or sureties thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of relating to or affecting creditors’ rights and to general equity principles; (ii) each of the Loans and Leases (A) was originated or purchased by Sellers, and (B) to the extent secured, is secured by a valid and enforceable lien in the collateral therefor, which lien is assignable and has the priority reflected in each Seller’s records; (iii) each of the Loans and Leases complied at the time it was solicited and originated in all material respects with all applicable requirements of federal, state, and locals Laws; (iv) the servicing practices of Sellers used with respect to each of the Loans and Leases have been in accordance in all material respects with Sellers’ servicing policies and applicable Laws; (v) to Sellers’ Knowledge, no claims, counterclaims, set-off rights, or other rights exist with respect to any of the Loans and Leases which could impair the collectability thereof; and (vi) each Seller has full power and authority to hold the Loans and Leases and is authorized to sell and assign each of the Loans and Leases to Buyer.

(b) Except as set forth in this Agreement, Sellers make no representation or warranty of any kind to Buyer relating to any of the Loans and Leases including with respect to (i) the sufficiency, value or collectability of any of the Loans and Leases or any Loan and Lease Documents, including documents granting a security interest in any collateral relating to any of the Loans and Leases, (ii) any representation, warranty or statement made by a lessee, an obligor or any other party in connection with any of the Loans and Leases, (iii) the financial condition or creditworthiness of any primary or secondary lessee or obligor under any of the Loans and Leases or any guarantor or surety or other obligor thereof, (iv) the performance of the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any of the Loans and Leases, or (v) inspecting any of the property, books or records of any obligor.

Section 3.14 Contracts.

(a) Schedule 3.14 lists each of the following written Contracts (collectively, the “Material Contracts”), excluding any Loan and Lease Documents, which are governed exclusively by Section 3.13 and which are listed on Schedule 2.1(h):

(i) any Contract for the purchase, lease or use of real property or the purchase, sale, lease or use of Tangible Personal Property or any option to purchase real property or to purchase or sell Tangible Personal Property, in each case, providing for aggregate payments by or to Sellers in an amount in excess of $50,000;

(ii) any installment sale Contract or liability for the deferred purchase price of property with respect to any of the Transferred Assets involving payments exceeding $50,000 under any individual Contract;

(iii) any Contract not otherwise required to be disclosed on Schedule 3.14 involving aggregate payments in an annual or one-time amount in excess of $50,000 and that is not terminable without penalty to any Seller on thirty (30) days’ notice or less; and

(iv) any Contract that contains an exclusivity, most favored nations, non-competition, non-solicitation or other similar provisions.

(b) Except as set forth on Schedule 3.14: (i) each Material Contract is valid and binding on each Seller party thereto, and, to Sellers’ knowledge, each other party thereto, and is in full force and effect and enforceable against each Seller party thereto, and, to Sellers’ knowledge, each other party thereto, in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); (ii) no Seller, and to Sellers’ Knowledge, no other party, is in material breach of, or material default under, any Material Contract to which it is a party; and (iii) no Contract is being treated by Sellers as a capitalized lease under GAAP. Sellers have made available to Buyer complete and accurate copies of each Material Contract. Since September 30, 2016, there has been no material modification, waiver, breach or termination of any Material Contract or any material provision thereto. No Person that is a party to a Material Contract has provided the applicable Seller with written notice (or to the Sellers’ Knowledge, verbal notice) of any material proposed modification, waiver, breach or termination of any Material Contract that such Person will require, and except as set forth on Schedule 3.3, no Material Contract is terminable or cancelable as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.15 Bonds; Letters of Credit. No Seller has any construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by Sellers or their Affiliates in connection with the operation of the Business.

Section 3.16 Transactions with Affiliates. Except as set forth on Schedule 3.16, no Seller is a party to any Contract relating to the Business with any Affiliate of Sellers, has any claim or right against any of such Persons, or has any indebtedness owing to any of such Persons arising from or relating to the operation of the Business, and no such Person has any claim or right against, or any indebtedness owing, to any Seller arising from or relating to the operation of the Business.

Section 3.17 No Brokers. Except for Houlihan Lokey, the fees of which shall be paid by Sellers, no broker, agent, finder or investment banker that has been retained by or is authorized to act on behalf of Sellers is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions.

Section 3.18 Insurance. Schedule 3.18 lists all insurance policies now in force and held, maintained or owned by Sellers relating to the Transferred Assets, or the operation of the Business, specifying the insurer, the amount of and nature of coverage, and the risk insured against. Sellers have not been refused or denied renewal of any of such insurance coverage or received any written correspondence refusing or denying renewal of any such insurance coverage. None of the Sellers nor, to Sellers’ knowledge, any other party thereto, is in default with respect to its obligations under any such insurance policy. There are no material claims pending under any such insurance policy.

Section 3.19 Intellectual Property.

(a) Schedule 3.19 sets forth a true and complete list of all Business Intellectual Property. Except as set forth on Schedule 3.19, the Sellers own and possess good title to all Business Intellectual Property. To the Knowledge of the Sellers, the Sellers own or have the right to use all Intellectual Property Rights used in the operation of the Business, except where failure to own or have such right to use such Intellectual Property Rights would not have a Material Adverse Effect.

(b) No claims are pending in writing or, to the knowledge of the Sellers, threatened in writing against the Sellers as of the date of this Agreement with respect to the ownership, use or validity of any Business Intellectual Property, other than claims which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.19, since December 31, 2013, the Sellers have not been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property Rights of any third party and which has not been finally terminated prior to the date hereof, other than suits or charges which would not reasonably be excepted to have a Material Adverse Effect.

(c) The Sellers have used reasonable efforts, consistent with customary practices in the industry in which they operate, to preserve the confidentiality of its trade secrets.

(d) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.19 are the sole and exclusive representations and warranties of the Sellers with respect to Intellectual Property Rights matters, including laws applicable to Intellectual Property Rights.

Section 3.20 Portfolio Property. Except as set forth on Schedule 3.20 or as would not have a Material Adverse Effect, (i) each Seller has, with respect to each item of Portfolio Property, either directly or indirectly, (A) good and valid title to such Portfolio Property, free and clear of all Liens other than Permitted Liens and the interests of obligors or purchasers under the applicable Loan and Lease Documents, or (B) a valid, perfected first priority security interest to the extent perfection and priority can be established by filing or by noting such interest on a document of title or UCC financing statement; and (ii) each item of Portfolio Property with respect thereto is described accurately in the files of such Seller. No Seller has acted, or failed to act, in a manner that would, to the Sellers’ Knowledge, materially alter or reduce any of its rights or benefits under any manufacturers’ or vendors’ warranties or guarantees relating to any Portfolio Property.

Section 3.21 Environmental Compliance.

(a) The Sellers have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the date hereof, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”), except where the failure to possess such licenses, permits and authorizations would not have a Company Material Adverse Effect.

(b) The Sellers are in material compliance with all terms and conditions of such permits, licenses and authorizations and are also in material compliance with all other Environmental and Safety Requirements or any notice or demand letter issued, entered, promulgated or approved thereunder.

(c) None of the Sellers has received, within the two year period prior to the date hereof, any notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.

Section 3.22 Absence of Certain Business Practices. To Sellers’ knowledge, no Seller nor any Affiliate, director, officer, employee or agent of any Seller, nor to the Sellers’ Knowledge, any other Person acting on behalf of any Seller, have given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which would reasonably be expected to subject the Transferred Assets or Buyer to any damage or penalty or to increase the Assumed Liabilities in any civil, criminal or governmental litigation or proceeding.

Section 3.23 No Other Representations or Warranties; Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PROJECTIONS OR FUTURE FINANCIAL OR OPERATIONAL PERFORMANCE OF THE BUSINESS OR AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE TRANSFERRED ASSETS, INCLUDING, ANY WARRANTY OF TITLE, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS OF ANY ASSET FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS ARTICLE III ARE THE ONLY REPRESENTATIONS AND WARRANTIES OF SELLERS TO BUYER WITH RESPECT TO THE ASSETS AND LIABILITIES OF SELLERS, THE BUSINESS, THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS. BUYER SHALL RELY ON ITS OWN EXAMINATIONS AND INVESTIGATIONS THEREOF.

Except as set forth in the Disclosure Schedules, Seller Parent hereby represents and warrants to Buyer as follows in Sections 3.24 to 3.27:

Section 3.24 Organization and Qualification. Seller Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted.

Section 3.25 Authority. Seller Parent has full corporate power to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder. The execution and delivery by Seller Parent of this Agreement and each Ancillary Agreement to which it will be a party has been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon execution each of the Ancillary Agreements to which Seller Parent will be a party will have been, duly executed and delivered by Seller Parent. This Agreement constitutes, and upon the execution each of the Ancillary Agreements to which Seller Parent will be a party will constitute, the legal, valid and binding obligations of Seller Parent, enforceable against Seller Parent in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.26 No Conflict; Required Filings and Consents.

(a) Except for the Required Consents set forth on Schedule 3.3, the execution, delivery and performance by Seller Parent of this Agreement and each of the Ancillary Agreements to which Seller Parent will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the organizational documents of Seller Parent;

(ii) conflict with or violate in any material respect any Law applicable to Seller Parent or by which Seller Parent may be bound or affected; or

(iii) conflict with, violate in any material respect, result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, accelerate performance required by the terms of or result in the termination, suspension or modification of, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which Seller Parent is a party or by which Seller Parent or its assets is bound.

(b) Seller Parent is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by Seller Parent of this Agreement and each of the Ancillary Agreements to which Seller Parent will be party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of Seller Parent, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) compliance with the requirements of the HSR Act if applicable, (iii) as may be necessary to comply with disclosure requirements under securities laws or stock exchange listing rules, or (iv) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

Section 3.27 Seller Parent Finances. Seller Parent currently has available sufficient liquid funds in excess of the Actual Credit Losses Cap.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 4.1 Organization and Qualification. Buyer is a federal savings association duly organized, validly existing and in good standing under the laws of the United States and has all requisite savings association power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. Buyer has full savings association power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary savings association action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the Transactions, do not and will not:

(i) conflict with or violate the organizational documents (such as the certificate of incorporation or bylaws or equivalent documents) of Buyer;

(ii) assuming the making of any required notices, filings or notifications as described in Section 4.3(b) and the receipt of any approvals, authorizations, permits, consents, or waiting period expirations or terminations as described in Section 4.3(b), conflict with or violate in any material respect any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii) conflict with, violate in any material respect, result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, accelerate performance required by the terms of or result in the termination, suspension or modification of, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which Buyer is a party or by which Buyer or its assets is bound.

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be party or the consummation of the Transactions or in order to prevent the termination of any right, privilege, license or qualification of Buyer, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (ii) compliance with the requirements of the HSR Act if applicable or (iii) as may be necessary as a result of any facts or circumstances relating to Sellers or any of its Affiliates.

Section 4.4 Financing. Buyer currently has available sufficient liquid funds for payment of the Purchase Price at Closing.

Section 4.5 No Brokers. No broker, agent, finder or investment banker has been retained by or is authorized to act on behalf of Buyer in connection with the Transactions.

Section 4.6 Litigation and Claims. As of the date hereof, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. As of the date hereof, neither Buyer nor any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the Transactions.

Section 4.7 Buyer Acknowledgement. Except for the representations and warranties of Sellers contained in Article III, Buyer acknowledges (a) that neither Sellers nor any other Person on behalf of Sellers makes any other express or implied representation or warranty with respect to Sellers, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, or with respect to any other information provided to Buyer in connection with the Transactions contemplated by this Agreement and (b) that neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transactions contemplated by this Agreement. Buyer specifically disclaims any obligation or duty by Sellers to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly made by Sellers and set forth in Article III of this Agreement. Buyer is acquiring the Transferred Assets on an “AS IS, WHERE IS” basis, subject only to the specific representations and warranties expressly made by Sellers and set forth in Article III of this Agreement as further limited by the specifically bargained-for exclusive remedies as set forth in Article VI, and the Buyer acknowledges and agrees that it has not relied on any other representations and warranties.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1 Covenants Regarding Access and Information.

(a) For a period of seven years after the Closing Date, Buyer shall (i) retain the books and records relating to the Business relating to periods prior to and including the Closing Date to the extent included in the Transferred Assets and (ii) upon reasonable notice afford Sellers or their representatives reasonable access (including the right to make, at Sellers’ sole expense, photocopies), during normal business hours, to such books and records to the extent related to the Business; provided, however, that Buyer shall not be so required to retain any such books and records if Buyer shall notify Sellers in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide Sellers the opportunity to copy such books and records in accordance with this Section 5.1(a).

(b) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have the right to retain one copy of all Contracts, books, records, literature, lists (other than customer lists, all of which shall be delivered to Buyer), and any other written or recorded information constituting Transferred Assets or which otherwise relates to the Business, or the Assumed Liabilities (including the Books and Records), in each case for (i) the administration by Sellers or their Affiliates of any Action relating to the Business, (ii) the administration by the Sellers and their Affiliates of any regulatory filing or matter or (iii) any other reasonable legal or business purpose of Sellers and its Affiliates.

(c) For a period of thirty (30) days following the Closing Date, Buyer shall grant to Sellers and their representatives access to the hard drives and other electronic information storage devices included in the Transferred Assets for the purpose of obtaining copies thereof. Buyer shall not erase or otherwise eliminate any material information contained on such hard drives and other electronic information storage devices until the expiration of such 30-day period. The parties shall reasonably cooperate in determining the manner and the times of access by Sellers and their representatives so as not to interfere with the normal operation of Buyer’s business.

Section 5.2 Employees.

(a) Business Employees. Prior to the date of execution of this Agreement, Sellers have delivered to Buyer a list of all Business Employees by work location as of a date not earlier than thirty (30) days prior to the execution of this Agreement, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, and whether the employee is (i) currently actively at work, and if not, the last day the Business Employee was actively at work; and (ii) subject to an employment agreement. Buyer has made offers of employment to all Business Employees contingent upon the Closing.

(b) Service Credit. Buyer shall cause each benefit plan maintained, sponsored, adopted or contributed to by Buyer or its Affiliates in which Hired Employees are eligible to participate (collectively, the “Buyer Benefit Plans”), including any severance benefit plan, to take into account for all purposes under the Buyer Benefit Plans (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of such employees with Sellers or Seller Parent to the same extent as such service was credited for the applicable purpose by Sellers or the applicable Affiliate.

(c) Paid Time-Off. As of the Closing Date, Sellers or Seller Parent shall, or shall cause its appropriate Affiliate to, pay to each Hired Employee all accrued obligations as of the Closing Date pursuant to any paid time-off program covering such Hired Employee, including the accrued employee obligations earned but not yet used by each such Hired Employee as of the Closing Date and including all earned commissions and incentive compensation, in amounts which are at the Sellers’ sole discretion.

(d) Rollover of 401(k) Plan Accounts and Loans. After the Closing Date, Sellers and Buyer shall take any and all commercially reasonable actions as may be required, including amendments to the 401(k) plan sponsored by Sellers covering the Business Employees (the “Seller 401(k) Plan”) and/or the tax-qualified defined contribution retirement plan designated by the Buyer (the “Buyer 401(k) Plan”), to permit each Hired Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including plan loans) in cash or notes (in the case of plan loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to such Hired Employee from the Seller 401(k) Plan to the Buyer 401(k) Plan or other “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code). In the case of a Hired Employee with an outstanding plan loan balance under the Seller 401(k) Plan, Sellers and Buyer shall take any and all commercially reasonable actions to permit the Hired Employee to rollover such outstanding plan loan balance to the Buyer 401(k) Plan.

(e) No Third-Party Beneficiaries; No Plan Amendments. Nothing herein express or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Sellers or any of their respective Affiliates; (ii) alter or limit the ability of Buyer, Sellers or any of their respective Affiliates to amend, modify or terminate any Employee Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) to confer upon any current or former employee, officer, director or consultant, including any Business Employee, any right to employment or continued employment or continued service with the Business, or constitute or create an employment agreement with any employee.

Section 5.3 Confidentiality. Each of the parties shall hold, and shall cause its respective representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the Transactions pursuant to the terms of the confidentiality and non-disclosure agreement, dated June 14, 2016, between Buyer and Sellers (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.3 shall terminate only in respect of that portion of the documents and materials referenced therein exclusively relating to the Business or the Transferred Assets. The Confidentiality Agreement shall otherwise continue in full force and effect with respect to all other Confidential Information (as defined in the Confidentiality Agreement), including the terms of this Agreement.

Section 5.4 Consents and Filings; Title Transfer; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to (i) obtain any Required Consents not obtained prior to the date hereof, (ii) to transfer record title to Buyer with respect to any tangible assets for which title is recorded at any applicable registrar or other office, including without limitation the equipment and assets set forth on Schedule 5.4(a), and including by executing and filing any documents necessary to effect such transfer, and (iii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law. All fees to be paid and costs incurred in connection with obtaining the Required Consents, transfer record title and making such filings shall be borne equally by Sellers and Buyer unless otherwise specified herein (including pursuant to Section 5.7).

(b) Buyer agrees that, if in connection with the process of obtaining any Required Consent, a Governmental Entity or other Person purports to require any condition or any change to a Governmental Authorization or Contract to which such Required Consent relates that would be applicable to either Buyer or Sellers as a requirement for granting such Required Consent, which condition or change involves a monetary payment or monetary commitment to such Governmental Entity or other Person, either Buyer or Sellers may elect, in their sole discretion, to satisfy the full amount of such monetary payment or monetary commitment (notwithstanding the obligation to equally share costs set forth in Section 5.4(a)), in which case, the other party shall be deemed to accept such condition or change to the extent so satisfied.

(c) Buyer shall promptly, but in no event more than ten (10) days after receipt of such request, furnish to any Governmental Entity or other Person from which a Required Consent is requested such accurate and complete information regarding Buyer as such Governmental Entity or other Person may reasonably require in connection with obtaining such Required Consent.

Section 5.5 Refunds and Remittances. After the Closing: (i) if Sellers or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Sellers promptly (but in no event later than five (5) Business Days after receipt) shall remit, or shall cause to be remitted, such amount to Buyer; and (ii) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Sellers or any of its Affiliates in accordance with the terms of this Agreement, Buyer promptly (but in no event later than five (5) Business Days after receipt) shall remit, or shall cause to be remitted, such amount to Sellers.

Section 5.6 Public Announcements. Except as may be required by, or as may be advisable under, any applicable Law or the rules or regulations of any securities exchange, neither Sellers nor Buyer shall issue (and each shall cause their Affiliates not to issue) any press release or other public statement or announcement with respect to the Transactions without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Sellers and Buyer will consult with each other concerning the means by which any Business Employee, customer or supplier of the Business or any other Person having any material business relationship with the Business will be informed of the Transactions.

Section 5.7 Tax Covenants.

(a) Payment of Transfer Taxes. The party required by Law to file Tax Returns with respect to transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees that may be imposed or assessed in connection with the transfer of the Transferred Assets, including interest and penalties thereon (the “Transfer Taxes”), shall, at its own expense, file such Tax Returns when due. The other party shall, at its own expense, cooperate in the preparation of and join in the execution of any such properly completed Tax Returns. Buyer and Sellers (collectively) shall each be liable for 50% of any Transfer Taxes, provided that Buyer’s liability for such Transfer Taxes shall not exceed $500,000 (the “Transfer Tax Cap”) and therefore if the Transfer Taxes exceed $1,000,000, Sellers and Seller Parent shall be responsible for all of such Transfer Taxes, other than the $500,000 which is the responsibility of the Buyer. The foregoing provisions of this Section 5.7(a) apply, regardless of the party that is required by Law to file such Tax Returns or pay the Transfer Taxes. Buyer and Sellers will cooperate (and cause each of their Affiliates to cooperate), as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to any Transfer Taxes and any Tax audit or proceeding related thereto.

(b) Allocation of Ad Valorem Taxes. All personal property Taxes or ad valorem obligations and similar recurring Taxes on the Transferred Assets (“Ad Valorem Taxes”) will be prorated between Buyer and Sellers as of the Closing Date. Sellers will be responsible for all such Taxes on the Transferred Assets to the extent attributable to any period (or portion thereof) up to but not including the Closing Date. Buyer will be responsible for all such Taxes on the Transferred Assets to the extent attributable to any period (or portion thereof) commencing on or after the Closing Date (including any revaluation or reassessment as a result of this Transaction affecting Taxes after the Closing or any subsequent transaction after the Closing Date). With respect to Ad Valorem Taxes, Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of Sellers that are required to be filed for all taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and shall control the defense and settlement of any audit or Action relating to the Tax Returns for the Sellers for all Pre-Closing Tax Periods. Buyer shall provide timely notice to Sellers of any communication from a taxing authority that Buyer may receive with respect to any Pre-Closing Tax Period. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns with respect to Ad Valorem Taxes that are required to be filed in respect of the Transferred Assets, including for all taxable periods beginning before and ending after the Closing Date (“Straddle Period”), and shall control the defense and settlement of any audit or Action relating to the Transferred Assets for such Straddle Periods. Seller shall provide timely notice to Buyer of any communication from a taxing authority that Seller may receive with respect to any Straddle Period. If one party remits to the appropriate Governmental Entity payment for Taxes that are subject to proration under this Section 5.7(b), and such payment includes the other party’s share of such Taxes, such other party will promptly reimburse the remitting party for its share of such Taxes.

Section 5.8 Bulk Transfer Laws. The parties hereby waive compliance with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to Buyer. This provision shall not be deemed in any way to limit the indemnity provided for in Article VI hereof.

Section 5.9 Noncompetition and Nonsolicitation.

(a) For a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Sellers and Seller Parent covenant and agree that they shall not directly or indirectly (A) engage in or assist others in engaging in a Competitive Business anywhere in the United States (subject to the last sentence of this Section 5.9, the “Territory”); or (B) have an interest in any Person engaged directly or indirectly in a Competitive Business anywhere in the Territory in any capacity, including as a partner, owner, member, employee, principal, agent, trustee, financing source, advisor or consultant.

(b) During the Restricted Period, Sellers and Seller Parent covenant and agree that they shall not, and shall not knowingly permit any of their respective Affiliates to, directly or indirectly in any manner hire or solicit any Hired Employee as of the Closing Date or encourage any such Hired Employee to leave such employment or service of the Buyer or its Affiliates; provided that the foregoing shall not prevent the Sellers or Seller Parent from (i) making any general solicitation for employees (including through the use of employment agencies) not specifically directed at any Hired Person or (ii) soliciting or hiring Hired Employees who have not been employed by the Buyer or any of its Affiliates during the six (6) months prior to such solicitation or hiring.

(c) Sellers and Seller Parent hereby acknowledge that a breach or threatened breach of this Section 5.9 may cause irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of such a breach or threatened breach by any Seller or Seller Parent of its obligations pursuant to this Section 5.9, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Sellers and Seller Parent acknowledge and agree that the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

Section 5.10 Nonsolicitation of Seller Parent Employees.

(a) During the Restricted Period, Buyer shall not, and Buyer shall cause its Affiliates not to, directly or indirectly in any manner hire or solicit any employee of Seller Parent or any of its Affiliates (other than any Hired Employee) or encourage any employee of Seller Parent or any of its Affiliates (other than any Hired Employee) to leave such employment or service of Seller Parent or its Affiliates; provided that the foregoing shall not prevent Buyer from (i) making any general solicitation for employees (including through the use of employment agencies) not specifically directed at any employee of Seller Parent or any of its Affiliates or (ii) soliciting or hiring any employee of Seller Parent or any of its Affiliates who have not been employed by Seller Parent or any of its Affiliates during the six (6) months prior to such solicitation or hiring.

(b) Buyer hereby acknowledges that a breach or threatened breach of this Section 5.10 may cause irreparable harm to Seller Parent, Sellers and their respective Affiliates, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of such a breach or threatened breach by any Buyer or its Affiliates of the obligations pursuant to this Section 5.10, Seller Parent and Sellers shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Buyer acknowledges and agrees that the restrictions contained in this Section 5.10 are reasonable and necessary to protect the legitimate interests of Seller Parent and its Affiliates and constitute a material inducement for Seller Parent and Sellers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

Section 5.11 Liquidity of Seller Parent. If at any time prior to the Actual Credit Losses Claims Deadline, Seller Parent shall fail to maintain Liquidity of at least $15,000,000 for more than three (3) consecutive Business Days, the Seller Parent shall provide Buyer with notice of such failure within three (3) Business Days (a “Liquidity Notice”). The Buyer shall maintain the existence of any Liquidity Notice and the content thereof in the strictest confidence and not disclose such existence and content to any other Person other than representatives of Buyer who have a need to know such information for purposes of this Section 5.11, which representatives shall also be instructed by Buyer to maintain the existence of the Liquidity Notice and contents thereof in the strictest confidence. Within fifteen (15) days after receipt of a Liquidity Notice, the Buyer may deliver to Seller Parent a notice (an “Escrow Notice”) informing the Seller Parent that the Buyer elects to enter into a customary indemnity escrow agreement (the “Escrow Agreement”) with Seller Parent and Delaware Trust Company (the “Escrow Agent”) under which Seller Parent shall deposit with the Escrow Agent an amount equal to the then-current Actual Credit Losses Cap (the “Escrow Amount”). Buyer shall draft, and Buyer and Seller Parent shall in good faith mutually finalize and execute, an Escrow Agreement in connection therewith. Upon the execution of the Escrow Agreement the Seller Parent shall deposit the Escrow Amount with the Escrow Agent solely as a source of recovery for the Buyer Indemnified Parties for Actual Credit Losses. Portions of the Escrow Amount shall be delivered to the applicable Buyer Indemnified Parties upon delivery of joint written instructions of Seller Parent and the Buyer or a court order with respect to Actual Credit Losses, if any, that are due and owing to Buyer Indemnified Parties under Section 6.7, it being understood that such instructions shall be delivered to the Escrow Agent within the timeframes contemplated by Section 6.7 with respect to Actual Credit Losses that are payable by Seller Parent. The Escrow Agreement will provide that (i) if the Escrow Amount being held by the Escrow Agent at any time exceeds the Actual Credit Losses Cap, then the Buyer and Seller Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver such excess amount to the Seller Parent and (ii) at the Actual Credit Losses Claims Deadline, the Escrow Agent shall deliver to the Seller Parent the then-remaining Escrow Amount, less any portion of such amount that is subject to any claims for Actual Credit Losses that remain pending or unpaid. Notwithstanding anything to the contrary contained in this Section 5.11, if after the Escrow Amount is deposited with the Escrow Agent, Seller Parent delivers evidence to the Buyer that the Liquidity of Seller Parent has exceeded $15,000,000 for thirty (30) consecutive days, then the Buyer and Seller Parent shall execute and deliver join written instructions to the Escrow Agent instructing the Escrow Agent to deliver the Escrow Amount to Seller Parent, it being understood and agreed that if thereafter and before the expiration of the Actual Credit Losses Claims Deadline, the Liquidity of Seller Parent again becomes less than $15,000,000 for more than three (3) consecutive Business Days, the Seller Parent shall provide a Liquidity Notice to the Buyer in the timeframe set forth above and the provisions of this Section 5.11 (for clarity, including Buyer’s right to deliver an Escrow Notice) shall apply. Each of the Buyer and Seller Parent shall pay fifty percent (50%) of any escrow fees under the Escrow Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival. The representations, warranties, covenants and agreements of Sellers and Buyer contained in this Agreement and the Ancillary Agreements (other than the Fundamental Representations) and any certificate delivered pursuant hereto or thereto, and a party’s ability to make claims with respect thereto, shall survive the Closing for a period of fifteen (15) months after the Closing Date (the “Claims Deadline”), and no claims (other than with respect to the Fundamental Representations) may be made with respect thereto after the Claims Deadline; it being understood that in the event notice of any claim for indemnification under Section 6.2 or 6.3 hereof has been given (in accordance with Section 6.4) on or prior to the Claims Deadline, the representations, warranties and/or covenants that are the subject of such indemnification claim shall survive with respect to such claim (and solely with respect to such claim) until such time as such claim is finally resolved; provided further that the Fundamental Representations and a party’s ability to make claims with respect thereto shall survive the Closing until the fifth anniversary of the Closing. For the avoidance of doubt, the parties acknowledge and agree that the Claims Deadline is intended to shorten the period otherwise provided by Law during which claims for breach of representations, warranties and covenants, can be made, and that any such claims (other than with respect to Fundamental Representations) must be made on or prior to the Claims Deadline or be forever barred.

Section 6.2 Indemnification by Sellers and Seller Parent. From and after Closing, Sellers and Seller Parent shall save, defend, indemnify and hold harmless Buyer and its Affiliates, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating or defending any Third Party Claim, but excluding all such fees, costs and expenses to the extent relating to the investigation, documentation and prosecution of claims that are not Third Party Claims unless awarded to the Indemnified Party in connection with the final determination of a disputed indemnification claim) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by Sellers contained in this Agreement or made by Sellers in any Ancillary Agreement or certificate delivered in connection with this Agreement;

(b) any breach of any covenant or other agreement by Sellers contained in this Agreement or by Sellers contained in any Ancillary Agreement; and

(c) any Excluded Liability.

In addition, the Sellers and Seller Parent shall indemnify the Buyer Indemnified Parties for Actual Credit Losses in accordance with Section 6.7. The Buyer, the Sellers and the Seller Parent acknowledge and agree that the terms, conditions, limitations and procedures set forth in Sections 6.1 through 6.6 do not apply to Section 6.7, and the terms, conditions, limitations and procedures set forth in Section 6.7 do not apply to any claim for indemnification under this Agreement other than claims for Actual Credit Losses.

Section 6.3 Indemnification by Buyer. From and after Closing, Buyer shall save, defend, indemnify and hold harmless Sellers and their Affiliates, direct and indirect equity holders, owners, general partners, managers and members of Sellers or its Affiliates, and their respective successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by Buyer contained in this Agreement or in any Ancillary Agreement or certificate of Buyer delivered in connection with this Agreement;

(b) any breach of any covenant or agreement by Buyer contained in this Agreement or in any Ancillary Agreement;

(c) any Assumed Liability; and

(d) any unsuccessful indemnification claim by Buyer against Sellers pursuant to this Agreement or any Ancillary Agreement.

Section 6.4 Procedures.

(a) A Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) shall make each claim for indemnification under this Agreement or any Ancillary Agreement in respect of, arising out of or involving a Loss, including with respect to a claim or demand made by any Person other than Buyer, Sellers or their respective Affiliates (a “Third Party”) against such Indemnified Party (a “Third Party Claim”), by delivering written notice of such indemnification claim to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after becoming aware of the Loss (if the claim is unrelated to a Third Party Claim) or promptly after receipt by such Indemnified Party of written notice of the Third Party Claim (if the claim relates to a Third Party Claim). Such notice shall describe in reasonable detail the facts and circumstances giving rise to any claim for indemnification hereunder, the amount and the method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and, subject to Section 5.2(b), make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which may be granted or withheld in the Indemnifying Party’s sole discretion. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which may be granted or withheld in the Indemnified Party’s sole discretion, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party, or (iv) any monetary liability of the Indemnified Party that shall not be promptly paid or reimbursed by the Indemnifying Party. Notwithstanding anything in this Section 6.4(b) to the contrary, Sellers shall control the defense and settlement of any audit or Action relating to the Tax Returns for Sellers for all Pre-Closing Tax Periods.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 6.5 Limits on Indemnification.

(a) No claim may be asserted against either party for breach of any representation, warranty, or covenant contained in this Agreement or the Ancillary Agreements or any certificate delivered hereto or thereto, or with respect to any Excluded Liability, unless written notice of such claim made in accordance with Section 6.4(a) is received by such party on or prior to the Claims Deadline, in which case such representation, warranty, covenant or claim with respect to such Excluded Liability shall survive as to such claim until such claim has been finally resolved.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) neither Sellers or Seller Parent, on the one hand, nor Buyer on the other hand, shall be liable to any Buyer Indemnified Party or Sellers Indemnified Party, as applicable, for any claim for indemnification relating to breaches of representations or warranties (other than the Fundamental Representations) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Sellers or Seller Parent under Section 6.2(a) or Buyer under Section 6.3(a), as applicable, equals or exceeds $100,000, in which case Sellers and Seller Parent or Buyer, as applicable, shall be liable for all such Losses;

(ii) the maximum aggregate amount of indemnifiable Losses that may be recovered by Buyer Indemnified Parties (other than with respect to the Fundamental Representations) shall be an amount equal to five percent (5%) of the Purchase Price (the “Cap”);

(iii) no Losses may be claimed by any Buyer Indemnified Party under Section 6.2(a) or any Seller Indemnified Party under Section 6.3(a) or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $5,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided that the foregoing limitation shall not apply to any claim based on a Fundamental Representation;

(iv) Sellers shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that such Loss was included in the Final Closing Statement (as finally determined pursuant to Section 2.7); and

(v) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or other damages calculated on the basis of any multiple relating to the breach or alleged breach of this Agreement, or any other damages other than damages that constitute actual damages.

(c) For all purposes of this Agreement, Losses shall be reduced by (i) any insurance or other recoveries paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit actually realized by such Indemnified Party or its Affiliates with respect to such Losses. Buyer shall seek full recovery under all applicable insurance policies and other collateral sources covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder and reimburse Sellers or Seller Parent for any such recovery (net of any out of pocket expenses or costs incurred in procuring such recovery) up to the extent of any indemnification payment received by Buyer for such Loss. Nothing in this Section 6.5(c) shall delay an Indemnified Party’s ability to make a claim for indemnification or an Indemnifying Party’s obligation to make payment therefor. Any payment under this Article VI shall initially be made without regard to this Section 6.5(c) and shall be reduced to reflect any such Tax benefit only after the Indemnified Party has actually realized such benefit. For purposes of this Agreement, the Indemnified Party shall be deemed to have ‘actually realized’ a net Tax benefit to the extent that, and at such time as, the amount of Taxes required to be paid by the Indemnified Party is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Losses, in each case: (i) during the same Tax year as the year in which the relevant Losses occurred and the immediately subsequent Tax year; and (ii) calculated so that the items related to the Indemnifying Party’s indemnification obligations are the last to be recognized in each such Tax year.

(d) Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Sellers, as the case may be, had made such efforts.

(e) Each Buyer Indemnified Party shall seek payment of any amount to which it may be entitled under this Article VI from Sellers or Seller Parent.

(f) Notwithstanding anything to the contrary in this Agreement (i) the limitations set forth in this Section 6.5 shall not be applicable to any Losses incurred as a result of knowing and intentional breach of covenant committed by or on behalf of Sellers, and (ii) no Person’s liability shall be limited in any way for such Person’s intentional fraud under Delaware common law with respect to such Person’s representations and warranties set forth in this Agreement.

Section 6.6 Assignment of Claims. If any Buyer Indemnified Party receives any payment with respect to any Losses pursuant to Section 6.2 and Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against Sellers, Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Sellers to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed: (i) first, to Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by Buyer Indemnified Party prior to Sellers being required to make any payment to Buyer Indemnified Party; (ii) second, to Sellers in an amount equal to the aggregate payments made by Sellers to Buyer Indemnified Party in respect of such Loss, plus costs and expenses (including attorney’s costs and expenses) incurred in investigating, defending or otherwise incurred in connection with addressing such claim; and (iii) the balance, if any, to Buyer Indemnified Party.

Section 6.7 Indemnification With Respect to Actual Credit Losses.

(a) General. From and after the Closing and until the Actual Credit Losses Claims Deadline, the Sellers and the Seller Parent shall save, defend, indemnify and hold the Buyer Indemnified Parties harmless from Actual Credit Losses, subject to the terms, limitations and conditions set forth in this Section 6.7 (including without limitation, the Actual Credit Losses Cap in effect from time to time); provided that neither any Seller nor Seller Parent shall have any responsibility with respect to Actual Credit Losses unless the Sellers and Seller Parent were provided the opportunity to repurchase the applicable Covered Asset in accordance with this Section 6.7, and the Sellers and Seller Parent affirmatively elected to decline to repurchase such Covered Asset in accordance with this Section 6.7 or the Exercise Period with respect to such Covered Asset expired prior to the delivery by a Seller or the Seller Parent of an election to repurchase such Covered Asset. For the avoidance of doubt, the parties acknowledge and agree that the Applicable Credit Losses Claims Deadline is intended to shorten the period otherwise provided by Law during which claims for Actual Credit Losses can be made, and that any such claims must be made on or prior to the Actual Credit Losses Claims Deadline, subject to the last sentence of the definition of “Actual Credit Losses Cap”. Buyer, on behalf of all Buyer Indemnified Parties, hereby acknowledges and agrees that sales by Buyer of Covered Assets that are not Defaulted Covered Assets below par and discounted payoffs or any other type of discretionary transactions with respect to Covered Assets that are not Defaulted Covered Assets will not entitle the Buyer Indemnified Parties to indemnification under this Section 6.7 or otherwise unless agreed to in writing by Sellers or Seller Parent.

(b) Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

(i) “Actual Credit Losses” means with respect to a Covered Asset the actual charge-off with respect to a Defaulted Covered Asset calculated in accordance with GAAP and applicable regulatory guidance (“Charge-Off”), in each case occurring only at one or more of the following times: (A) 120 days after the occurrence and only during the continuance of an uncured payment default with respect to a Defaulted Covered Asset, (B) the sale of a Defaulted Covered Asset to a third party resulting in a Charge-Off, (C) a Charge-Off resulting from liquidation of the Defaulted Covered Asset to the extent such loss exceeds the aggregate amount of Charge-Offs previously taken with respect to such Defaulted Covered Asset, or (D) at such time that Buyer is, for any reason, directed by any regulator with supervisory jurisdiction over Buyer to take a Charge-Off with respect to a Defaulted Covered Asset. For the avoidance of doubt, Actual Credit Losses shall include (x) any remaining valuation adjustments resulting from purchase accounting, (y) all earned but unpaid interest, and (z) all reasonable costs incurred by Buyer in connection with the resolution of the Defaulted Covered Asset as of the date of the Actual Credit Loss Indemnification Notice.

(ii) “Actual Credit Losses Cap” means, initially, $10,000,000, but shall be reduced each year as follows:

(A) on December 31, 2017, the remaining Actual Credit Losses Cap is reduced to $8,000,000 unless more than $2,000,000 in aggregate claims (net of Repurchase Reductions and net of Recoveries) have been made under Section 6.7 as of such date, in which case the remaining Actual Credit Losses Cap as of such date will be $10,000,000 less the aggregate amount of such prior claims (net of Repurchase Reductions and net of Recoveries);

(B) on December 31, 2018, the remaining Actual Credit Losses Cap is reduced to $5,000,000 unless more than $5,000,000 in aggregate claims (net of Repurchase Reductions and net of Recoveries) have been made under Section 6.7 as of such date, in which case the Actual Credit Losses Cap as of such date will be $10,000,000 less the aggregate amount of such prior claims (net of Repurchase Reductions and net of Recoveries);

(C) on December 31, 2019, the remaining Actual Credit Losses Cap is reduced to $3,000,000 unless more than $7,000,000 in aggregate claims (net of Repurchase Reductions and net of Recoveries) have been made under Section 6.7 as of such date, in which case the remaining Actual Credit Losses Cap as of such date will be $10,000,000 less the aggregate amount of such prior claims (net of Repurchase Reductions and net of Recoveries); and

(D) on December 31, 2020, the Actual Credit Losses Cap is reduced to $0.

For the avoidance of doubt, upon the occurrence of (i) the payoff after Closing of the entire Loans and Leases constituting Covered Assets, (ii) indemnification payments in respect of Actual Credit Losses totaling $10,000,000 or (iii) the expiration of the Actual Credit Losses Claims Deadline, neither the

Sellers nor the Parent shall have any further obligation with respect to Actual Credit Losses under Section 6.7 or otherwise. Any repurchase by any Seller or Seller Parent of a Covered Asset shall reduce the remaining indemnification obligation of Sellers and Seller Parent as of the date of such repurchase by the amount that Buyer would have made subject to a Charge-Off in accordance with GAAP if the Charge-Off occurred on the date of repurchase by any Seller or Seller Parent (“Repurchase Reductions”). The remaining Actual Credit Losses Cap as of the date of payment of any Recoveries by Buyer to Seller or Seller Parent shall be increased by the amount of such payment (provided that no such increase shall cause the remaining Actual Credit Losses Cap to exceed the amount of the remaining Actual Credit Losses Cap as of the most recently passed reduction date set forth above in Sections (A) through (D) of this definition). Any reduction in the Actual Credit Losses Cap based solely on the passage of time shall not apply to Actual Credit Losses with respect to Covered Assets that became Defaulted Covered Assets prior to the date triggering such reduction (to the extent the Actual Credit Losses Cap exceeded such Actual Credit Losses as of the date any such Covered Asset became a Defaulted Covered Asset), but only if an Actual Claim Loss Indemnification Notice is delivered to the Seller Parent with respect to such Covered Asset within one hundred twenty (120) days after such Covered Assets became Defaulted Covered Assets.

(iii) “Actual Credit Losses Claims Deadline” means December 31, 2020, subject to the limitations applicable thereto (including the reduction of the Actual Credit Losses Cap over time as set forth in the definition thereof, and subject to the last sentence of the definition of “Actual Credit Losses Cap”);

(iv) “Charge-Off” has the meaning ascribed to such term in the definition of Actual Credit Losses;

(v) “Covered Assets” means the Loans and Leases included in the Transferred Assets at Closing, excluding any extensions of credit or increases to Loan or Lease commitments made subsequently to Closing;

(vi) “Defaulted Covered Asset” means a Covered Asset under which the applicable lessee or borrower is in default under the terms of the applicable Loan and Lease Document; provided that if (A) an applicable lessee or borrower files for bankruptcy protection, (B) the applicable Loan or Lease is affirmed in connection with such proceeding and (C) the applicable lessee or borrower continues to make payments required under the applicable Loan and Lease Document, then such Loan and Lease shall not be deemed to constitute a Defaulted Covered Asset under this Agreement unless the Buyer is directed by a regulator to treat the applicable Covered Asset as being in default;

(vii) “Material Downgrade” means (i) a risk rating downgrade resulting from a material deterioration in credit performance or (ii) a material underperformance regarding collection and creditworthiness taken on the books and records of Buyer with respect to a Covered Asset;

(viii) “Net Investment in Receivables” has the meaning given such term in Section 1.1;

(ix) “Recoveries” shall mean cash recovered in respect of a Loan and Lease, including, without limitation, any cash recovered as a consequence of the receipt of residuals, that was the subject of a Charge-Off hereunder, net of unpaid interest under the applicable Loan and Lease owed to Buyer and all expenses and fees reasonably incurred by Buyer in connection with the resolution of such Loan and Lease (including expenses and fees in connection with the collection of such residuals, but excluding any expenses and fees already included in the Actual Credit Loss), in each case not to exceed the amount of any indemnity payment made to any Buyer Indemnified Party by any Seller or Seller Parent in respect of such Loan and Lease.

(c) Procedures.

(i) Buyer shall promptly provide Seller Parent with written notice of any Material Downgrade and any fact, condition, change or circumstance which individually or in the aggregate with previously existing facts, conditions, changes or circumstances causes any Covered Asset to become a Defaulted Covered Asset, such notice to be delivered no later than five (5) days after Buyer becomes aware of the Material Downgrade or other such fact, condition, change or circumstance. Buyer shall also notify Seller Parent in writing no later than five (5) days after Buyer becomes aware of any bankruptcy or other insolvency event affecting any lessee or borrower under any Covered Asset. Buyer shall include with any notice delivered pursuant to this Section 6.7(c)(i) an asset monitoring report that contains a comprehensive financial summary of the Defaulted Covered Asset and any proposed workout and resolution strategy (it being understood that no workout or resolution strategy may be available at such time with respect to a Defaulted Covered Asset).

(ii) Buyer shall provide to Seller Parent written notice no later than five (5) days after (A) Buyer becomes aware that a Covered Asset has become ninety (90) days past due, indicating that such Covered Asset has been placed on non-accrual status or (B) a Covered Asset becomes the subject of a Charge-Off, which notice shall set forth the amount of the actual Charge-Off with respect to such Covered Asset, together with comprehensive supporting documentation for the calculation of the Charge-Off (each, a “Charge-Off Notice”). Buyer shall include with any Charge-Off Notice an asset monitoring report that contains a comprehensive financial summary of the Defaulted Covered Asset and any proposed workout and resolution strategy (it being understood that no workout or resolution strategy may be available at such time with respect to a Defaulted Covered Asset).

(iii) If any Seller or Seller Parent does not exercise its right to repurchase a Covered Asset under Section 6.7(d) below, then, if Buyer seeks indemnification under this Section 6.7, Buyer shall provide prompt written notice to Seller Parent of any Actual Credit Losses with respect to such Covered Asset, together with a request for indemnification under this Section 6.7 (an “Actual Credit Loss Indemnification Notice”), which, for the avoidance of doubt, may not be delivered until the expiration of the applicable Exercise Period.

(iv) A Seller or Seller Parent shall pay Buyer any Actual Credit Loss with respect to a Covered Asset no later than thirty (30) days after Seller Parent’s receipt of an Actual Credit Loss Indemnification Notice, unless a Seller or Seller Parent have elected to repurchase the applicable Covered Asset in accordance with Section 6.7(d).

(v) Buyer shall, and shall cause its applicable Affiliates to, pay to Seller Parent any Recoveries no later than thirty (30) days following receipt thereof.

(d) Repurchase Right. If (i) a Material Downgrade occurs, (ii) a Charge-Off Notice is delivered to Seller Parent in accordance with Section 6.7(c)(ii), or (iii) Buyer proposes selling a Defaulted Covered Asset (in each case that has not already be subject to the repurchase right set forth in this Section 6.7(d)) at a price that would result in an indemnification claim for Actual Credit Losses (in which case, the Buyer shall provide Seller Parent with notice of such proposed sale, which notice shall include the price for such proposed sale and the resulting Actual Credit Losses that would result therefrom), then in lieu of making an indemnity payment for Actual Credit Loss, Seller Parent may, within 10 Business Days from the date of receipt of such notice (the “Exercise Period”), provide written notice to Buyer of its intention to exercise its right to repurchase such Defaulted Covered Asset at a price equal to the then-current Net Investment in Receivables with respect to such Covered Asset (including any remaining valuation adjustment resulting from purchase accounting but excluding any accrued but unpaid late charges and fees that would have the effect of increasing the calculation of Net Investment in Receivables). At its election, Seller Parent may cause Covered Assets repurchased by any Seller or Seller Parent to continue to be serviced and worked out by Buyer at market rates as charged by on-the-run equipment finance asset-backed securitization issuers. In the case of clause (iii) of this Section 6.7(d), if Seller Parent does not notify Buyer of its intent to repurchase such Defaulted Covered Asset before the expiration of the Exercise Period, Buyer may, during the subsequent seventy-five (75)-day period, sell the applicable Defaulted Covered Asset and shall provide Seller with an Actual Credit Loss Indemnification Notice in the amount of the Actual Credit Loss resulting from such sale, and Seller shall make payment of such amount within thirty (30) days of receipt thereof.

(e) Applicable Limitations; Mitigation. The provisions of Sections 6.5(b)(iv)-(v) and 6.5(c) are hereby incorporated into this Section 6.7 and thereby made applicable to claims for Actual Credit Losses. In furtherance, and not in limitation, of the foregoing, Buyer shall use reasonable best efforts to follow its collection practices and procedures with respect to Covered Assets in accordance with applicable regulatory and accounting standards.

(f) Ongoing Buyer Reporting Obligations. Buyer shall deliver to Seller Parent quarterly Loan and Lease status reports regarding the Covered Assets, and Buyer and Seller Parent shall conduct quarterly Covered Asset portfolio review telephonic update calls (to be scheduled in advance and subject to cancellation or postponement if both Buyer and Seller Parent mutually agree that such a call is not necessary for any given quarter) and until the earlier to occur of the expiration of the Actual Credit Loss Claims Deadline or the reduction of the remaining Actual Credit Losses Cap to zero. The foregoing status reports shall include with respect to the Covered Assets, among other items, notices of any Material Downgrade, financial statements, financial projections, a summary description of financial performance, financial and credit metrics, risk ratings, risk rating migration, allowances and reserves, equipment descriptions, depreciation curves, NOLVs, collateral coverage measures and any applicable exit, disposition and/or workout strategies.

Section 6.8 Exclusive Remedy. After Closing the indemnification provisions contained in this Article VI shall constitute the sole and exclusive recourse and remedy of the parties for monetary damages for matters arising under this Agreement, the Ancillary Agreements, and the Transactions, including with respect to any breach of any of the representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement, with respect to any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement, or with respect to Losses resulting from, arising out of, or caused by Excluded Liabilities. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the accuracy of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall, subject to this Section 6.8, have the specific rights and remedies herein specified as the exclusive remedy therefore, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party as a result of the inaccuracy of any such representation and warranty. The provisions of this Section 6.8, together with the provisions of Sections 3.23, 4.8 and 7.11 and the remedies and limitations specified in Article VI and Section 7.13, were specifically bargained-for between Buyer and Sellers and were taken into account by Buyer and Sellers in agreeing to the amount of the Base Purchase Price, the adjustments thereto and the other terms and conditions hereof. Sellers have specifically relied upon the provisions of this Section 6.8, together with the provisions of Sections 3.23,

4.8 and 7.11 and the remedies and limitations specified in Article VI and Section 7.13, in agreeing to the Base Purchase Price, the adjustments thereto and the other terms and conditions hereof, including in agreeing to provide the specific representations and warranties set forth herein. The provisions of this Article VI are in lieu and substitution of any other remedies, recourse or entitlements that the parties may have, including common law claims and damages and statutory rights of contribution, it being agreed that such other remedies, recourse and entitlements are expressly waived and released by the parties to the fullest extent permitted by law. The provisions of this Article VI will not, however, restrict the right of any party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement or any Ancillary Agreement.

Section 6.9 Payments ; Disputes. The Indemnifying Party shall pay all amounts payable pursuant to this Article VI by wire transfer of immediately available funds, promptly (and in any case within the applicable time periods set forth in this Article VI) following receipt from an Indemnified Party of a written payment request, together with all accompanying reasonably detailed back-up documentation, for each Loss that is the subject of indemnification hereunder. To the extent the Indemnifying Party in good faith disputes the Loss or a portion thereof, in which event it shall so notify the Indemnified Party and shall promptly make payment of the amount of such Loss that is not in dispute. The parties shall endeavor in good faith to resolve any dispute within 30 days of the delivery of such notice to the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party (or as directed by the Indemnifying Party), by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three business days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when the parties to the dispute have reached an agreement in writing, or a court of competent jurisdiction shall have entered a final and non-appealable order or judgment. The preceding sentences of this Section 6.9 shall not apply to Section 6.7, which the parties acknowledge and agree provides for conditions to, and the timing of, payment obligations with respect to Actual Credit Losses. All payments made by an Indemnifying Party to an Indemnified Party under this Article VI shall be treated as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to the rights of such party arising from a breach of this Agreement by the other.

Section 7.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party.

Section 7.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies, which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, e-mail or other electronic means reasonably acceptable to both parties, upon written confirmation of receipt by facsimile, e-mail or such other means, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Sellers or Seller Parent to:

NewStar Financial, Inc.

500 Boylston Street

Suite 1250

Boston, MA 02116

Phone: (617) 848-2500

E-mail: jbray@newstarfin.com]

Attention: John Bray

with a copy to (which shall not constitute notice) to:

Locke Lord LLP

111 Huntington Avenue

Boston, MA 02199

Phone: (617) 239-0357

E-mail: george.ticknor@lockelord.com

Attention: George Ticknor

(b)	if to Buyer, to:

Radius Bank

One Harbor Street, Suite 102

Boston, MA 02210

Attention: Michael A. Butler

E-mail: mbutler@radiusbank.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth St., NW

Washington, DC 20004

Attention: Richard A. Schaberg, Esq.

Telephone: (202) 637-5671

E-mail: richard.schaberg@hoganlovells.com

Section 7.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Any capitalized terms used in the Disclosure Schedules or any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 7.6 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the Transactions other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.7 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VI or Section 7.11.

Section 7.8 Governing Law. THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

Section 7.9 Consent to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns shall be brought and determined in federal court sitting in the United States District Court for the District of Delaware (or, if such court lacks subject matter jurisdiction, in the Delaware Court of Chancery or the Delaware Superior Court), and each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. In addition, the fact that any disclosure in the Disclosure Schedules is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure in the Disclosure Schedules would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. The information contained in the Disclosure Schedules is disclosed solely for purposes of the Agreement, and no information contained in the Disclosure Schedules shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

Section 7.11 Personal Liability: Non-Recourse. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equity holder of Sellers or Buyer or any officer, director, employee, representative, investor, lender (or agent thereof) of either party hereto. In furtherance of the foregoing, Buyer agrees that no past, present or future director, officer, employee, incorporator, member, partner, stockholder, lender (or agent thereof), Affiliate, agent, attorney or representative of Sellers or any of its Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of Sellers arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions, including any alleged non-disclosure or misrepresentations made by Sellers.

Section 7.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be directly or indirectly assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties (excluding the assigning party’s affiliates), and any such assignment without such prior written consent shall be null and void; provided, that (a) Sellers may assign any of their rights or interests in this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of Sellers and (b) Sellers may collaterally assign their rights hereunder to its lenders (or agent thereof), in each case without the prior consent of Buyer; and provided further, that no assignment shall limit the assignor’s obligations hereunder.

Section 7.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in federal court sitting in the United States District Court for the District of Delaware (or, if such court lacks subject matter jurisdiction, in the Delaware Court of Chancery or the Delaware Superior Court), this being in addition to any other remedy to which the parties are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 7.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 7.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by means of portable document format (pdf) transmission) in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 7.17 No Presumption Against Drafting Party. Each of Buyer and Sellers acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.18 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonable requested by the other party to confirm, perfect or otherwise carry out the intent and purposes of this Agreement and any Ancillary Agreement.

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IN WITNESS WHEREOF, Sellers, Buyer, and Seller Parent have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:

NEWSTAR EQUIPMENT FINANCE I, LLC

By: NewStar Financial, Inc. as Designated Manager

By:	/s/ JOHN BRAY
Name: John Bray
Title: Chief Financial Officer

Seller:

NEWSTAR COMMERCIAL LEASE FUNDING I, LLC
By: NewStar Financial, Inc. as Designated Manager

By:	/s/ JOHN BRAY
Name: John Bray
Title: Chief Financial Officer

Seller:

NEWSTAR COMMERCIAL LEASE FUNDING 2015-1 LLC

By:	/s/ JOHN BRAY
Name: John Bray
Title: Chief Financial Officer

Seller Parent:

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN BRAY
Name: John Bray
Title: Chief Financial Officer

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[Signature Page to Asset Purchase Agreement]

Buyer:

RADIUS BANK

By:	/s/ MICHAEL A. BUTLER
Name: Michael A. Butler
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]